NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: February 4, 2019	Patrick T. Oakes
Executive Vice President & CFO
404.995.6079

Shan Cooper Joins Atlantic Capital Board of Directors; Larry Mauldin to retire

Atlanta, Georgia, February 4, 2019 – Atlantic Capital Bancshares, Inc. (NASDAQ:ACBI) (“Atlantic Capital”), the parent company of Atlantic Capital Bank, N.A., announces that Shantella E. Cooper has been appointed to the Board of Directors. Ms. Cooper will serve a term expiring at the 2019 Annual Meeting of Shareholders. Ms. Cooper was also appointed to the Compensation Committee and the Governance and Nominating Committee of the Board of Directors. In addition, Larry D. Mauldin has notified the Board of Directors that he intends to retire at the conclusion of his current term to focus on other business endeavors.

“We want to extend our appreciation to Larry for his continued support of and contributions to the pursuit of our strategic goals, and for the role he has played in our success,” said Doug Williams, Chief Executive Officer of the Company. “His presence in our board room will be missed,” added Sonny Deriso, Chairman of the Board of Directors. “In addition to being a valuable board member, he is a personal friend, and we wish him the best in his future endeavors.”

“We are excited to welcome Shan to our Board of Directors, and believe that her extensive management, business and board experience will prove invaluable as we continue to implement our Atlanta-based strategy,” said Mr. Williams.” Mr. Deriso added, “Shan has been a force in the development of the Atlanta business and economic community for years, and I am delighted to welcome her to Atlantic Capital.”

Ms. Cooper has served as the Executive Director for the Atlanta Committee for Progress since October 2018, where she provides leadership on key issues relating to economic growth and inclusion in Atlanta.  From February 2016 to May 2018, Ms. Cooper served as the Chief Transformation Officer for WestRock Company, a corrugated package company in Norcross, Georgia, where she was responsible for leading the company’s efforts to develop processes and capabilities needed for growth. From January 2011 to February 2016, Ms. Cooper served as the vice president and general manager of Lockheed Martin Aeronautics Company. She has served on the Georgia Power Company (NYSE) board of directors since February 2017 and currently serves on the board of directors for The Girl Scouts of Greater Atlanta and the board of trustees of both Emory University and the Woodruff Arts Center.  Ms. Cooper is also on the board for the Technical College System of Georgia and other civic organizations in Atlanta.  She earned a bachelor’s degree in biology and religion from Emory University and a master’s of business administration from the Roberto Goizueta Business School of Emory University. She is also a graduate of the Rutgers University Executive Masters in Global Human Resource Leadership Program.

Additional Information about Atlantic Capital Bancshares, Inc.

Atlantic Capital Bancshares, Inc. is a $2.96 billion publicly traded bank holding company headquartered in Atlanta, Georgia. Atlantic Capital offers banking, treasury management, capital markets and mortgage services to privately held companies and individuals in Atlanta, eastern Tennessee and northwest Georgia. Atlantic Capital also provides specialized financial services to select clients nationally.